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Exhibit 10.627

SUPPLEMENTAL PENSION AGREEMENT

        AGREEMENT made and entered into as of July 20, 2004 by and between CHIRON CORPORATION, a Delaware corporation, and WILLIAM G. GREEN ("Green") in order to memorialize the deferred compensation/supplemental retirement arrangement referenced in the Chiron offer letter to Green dated September 26, 1990 and formally document the terms and conditions governing the supplemental pension benefits accrued and accruable by Green over his period of service with Chiron, and to effect certain revisions to those terms and conditions.

1.    Provision of Benefit.    In consideration of services to be performed by Green, Chiron shall, in addition to other compensation agreed to from time to time, provide to Green a pension benefit in an amount determined under Section 5, to be paid in a form determined under Section 6 commencing at a time determined under Section 4. The benefit under this Agreement shall be fully vested and nonforfeitable at all times.

2.    Nature of Benefit.

        a.    Unsecured Obligation.    Except as provided in subsection b, the benefit to be provided under this Agreement is an unfunded, unsecured obligation of Chiron. Green, his Spouse, and their beneficiaries, heirs, successors, and assigns shall have no secured interest in, or secured claim against, any property or assets of Chiron, and no assets of Chiron shall be held under any trust for the benefit of Green, his Spouse, or their Beneficiaries, heirs, successors or assigns or be considered in any way as collateral security for the fulfillment of the obligations of Chiron under this Agreement.

        b.    Establishment of Trust.    Notwithstanding subsection a, upon written request of Green, Chiron shall establish an irrevocable trust which shall provide, subject to the claims of general creditors of Chiron in the event Chiron becomes insolvent, that (i) the assets thereof shall be held for the exclusive purpose of providing benefits under this Plan, (ii) Chiron shall, in its discretion, contribute from time to time to such trust the amount actuarially determined as necessary to fund the expected benefits hereunder. Any trust established under this subsection shall be substantially in the form set forth in Rev. Proc. 92-64 and/or then current IRS guidance supplementing or replacing Rev. Proc. 92-64. The trustee under such trust shall be an institution unaffiliated with Chiron and Green, and assets of the trust shall be invested by such trustee in accordance with guidelines agreed upon by Green and Chiron and incorporated in such trust agreement.

3.    Definitions.

        a.    Actuarial Equivalent:    An amount of benefit in the appropriate form (determined in accordance with Section 6) which is equivalent to the dollar amount determined under Section 5b on the basis of an assumed interest rate and a mortality table. Such interest rate shall be the applicable rate in effect under Section 417(e) of the Code determined as of the time benefits commence, and such mortality table shall be the applicable mortality table in effect under Section 417(e) of the Code determined as of the time benefits commence.

        b.    Chiron:    Chiron Corporation, a Delaware corporation, and any successor to all or a major portion of the assets or business of Chiron Corporation.

        c.    Code:    The Internal Revenue Code of 1986 as amended from time to time.

        d.    ERISA:    The Employment Retirement Income Security Act of 1974 as amended from time to time.

        e.    401(k) Plan:    The Chiron Corporation 401(k) Plan as in effect from time to time.

        f.    Spouse:    Green's lawful spouse (or surviving spouse) on the date payment of benefits commences under Section 4.

4.    Commencement of Benefit.

        a.    Time of Commencement.

            (i)    The benefit under this Agreement shall commence as of the later of (I) the first day of the month in which Green attains age 60 or (II) the first day of the month in which Green's employment with Chiron terminates. Notwithstanding the preceding sentence, if the benefit has not yet commenced on the date of Green's death, it shall commence as of the first day of the month in which such death occurs.

            (a)   (ii) Green may elect a later commencement date for his benefit payments under this Agreement by submitting a written election to Chiron. However, such election will be valid and effective only if (i) the election does not become effective for at least twelve (12) months following the filing date of such election, (ii) such election defers the commencement date of any benefit to be paid during Green's lifetime for at least five (5) years and, in the case of any benefit payments to commence under clause (I) of subsection 4(a)(i), (iii) such election is made at least twelve (12) months before the date those benefit payments would have otherwise commenced in the absence of such election. In no event may more than one such election be made pursuant to this subsection.

        b.    Actuarial Determination    At the time the benefit is to commence under subsection a, an enrolled actuary mutually agreeable to Green and Chiron shall determine the Actuarial Equivalent, in the applicable form under Section 6, of the amount of benefit set forth in Section 5.

        c.    Initiation of Payment.    Actual benefit payments retroactive to the commencement date specified in subsection 4.a shall be made within 30 days after such date or, if not made within 30 days, shall be made on the 90th day after such date. Notwithstanding the foregoing, the actual commencement date for all or a portion of the benefit payments to which Green is entitled hereunder may be further deferred beyond the applicable 30- day or 90-day period to the extent necessary to avoid any adverse income tax consequences to Green which might otherwise result by reason of subsequent changes to the federal income tax laws and regulations governing non-qualified deferred compensation plans.

5.    Amount of Benefit.

        a.    In General.    The amount of the benefit hereunder shall be the amount of the annuity benefit, in the applicable form under Section 6, which is the Actuarial Equivalent (as of the date benefits commence under Section 4) of the amount determined under subsection b of this Section 5.

        b.    Computation.    The amount determined under this subsection is the sum of (1), (2), (3) and (4), where:

            (1)   is $41,000, increased by interest at the rate determined under Section 5(d), compounded annually from October 1, 1990 to the date of commencement of benefits.

            (2)   is $64,000 (which is the amount by which $90,000 exceeded the amount paid to Green by Brobeck, Phleger & Harrison after such firm's regular September 30, 1990 distribution, other than amounts reflecting a return of capital), increased by interest at the rate determined under Section 5(d), compounded annually from October 1, 1990 to the date of commencement of benefits.

            (3)   is the sum of the annual "additional amounts" determined for each calendar year within the period commencing with the start of the 1991 calendar year and ending with the close of the calendar year in which Green attains age 60, where the "additional amount" for each calendar year within such period equals $20,000 adjusted as follows—

              (i)    decreased (but not below zero) by the sum of (I), (II), (III), (IV), and (V), where—

                (I)   is the maximum dollar amount of deferrals Green could have elected for such year under the 401(k) Plan without either (A) causing such Plan to violate any applicable nondiscrimination test imposed by Section 401(k) of the Code or (B) exceeding the dollar limit on exclusion of such deferrals from gross income for such year under Section 402(g) of the Code;

                (II)  is the matching contribution which, under the terms of the 401(k) Plan as in effect for such year, would be contributed by Chiron on account of the amount of elective deferrals in (I) above;

                (III) is Green's "annual addition" (as defined in Section 415(c)(2) of the Code) for such year under any defined contribution plan maintained by Chiron for such year (other than salary deferrals and matching contributions under the 401(k) Plan);

                (IV) is Green's accrued benefit for such year under any defined benefit plan then maintained by Chiron; and

                (V)  the amount of elective deferrals and matching contributions credited to Green's account under Chiron's Supplemental Executive Retirement Plan for such year.

            (4)   is compounded interest on the sum of (1), (2) and (3) at the applicable interest rate determined under Section 5(d), compounded annually from the last day of each year to the date of commencement of benefits.

        c.    Time of Accrual.    Amounts under this Section 5 for a particular calendar year are deemed to accrue on the last day of such year, except that with respect to the year in which benefits commence, such amounts are deemed to accrue on the date on which benefits commence.

        d.    Interest.    The applicable interest rate for all compounding periods ending on or before May 31, 2004 shall be seven percent (7%) per annum. The applicable interest rate for all compounding periods beginning on or after June 1, 2004 and ending on the actual commencement date of benefits hereunder shall be six percent (6%). However, should Green elect pursuant to subsection 4.a(ii) to defer the commencement date of his benefit beyond the date that benefit would have otherwise commenced pursuant to subsection 4.a(i) in the absence of that election, then for all compounding periods which occur during that extended deferral period, the interest rate shall be six (6%) percent.

6.    Form of Benefit.

        a.    Green and Spouse Both Surviving.    If both Green and his Spouse are alive on the date benefits commence under Section 4 hereof, benefits shall be paid in the form of a joint and survivor annuity under which benefits shall commence at the time determined under Section 4 hereof and shall thereafter be paid monthly until the month in which the death of Green occurs, after which month no further benefits shall be paid; provided, however, that if Green's Spouse is surviving at his death, she shall thereupon be entitled to a monthly benefit until the month in which her death occurs which shall be equal to 50% of the monthly benefit payable during Green's lifetime. After the month in which the death of Green's Spouse occurs, no further benefits shall be paid.

        b.    Green Surviving.    If Green is alive and unmarried on the date benefits commence under Section 4 hereof, benefits shall be paid in the form of a single life annuity under which benefits shall commence at the time determined under Section 4 hereof and shall thereafter be paid monthly until the month in which the death of Green occurs, after which month no further benefits shall be paid.

        c.    Spouse Surviving.    If, on the date benefits commence under Section 4 hereof, Green is deceased but is survived by a Spouse, benefits shall be paid in the form of a single life annuity under which benefits shall commence as of the first day of the month in which Green's death occurs and shall thereafter be paid monthly until the month in which the death of such Spouse occurs, after which month no further benefits shall be paid.

        d.    Neither Green or Spouse Surviving.    If, on the date benefits commence under Section 4 hereof, Green is deceased and is not survived by a Spouse, benefits shall be paid in the form of a lump sum to such one or more beneficiaries as he may designate in a signed writing referring specifically to this Agreement and filed with Chiron prior to his death. In the event no such beneficiary designation is filed prior to his death, then the sum shall be paid to those persons entitled to succeed to his separate property under the laws of the State of California then in effect if Green were then a resident of such state and died intestate.

        e.    Annual Payment Option.    At the sole election of Chiron, one or more monthly annuity payments otherwise due and payable to Green or his spouse during a calendar year may instead be paid in one annual installment before the end of that calendar year. However, such annual installment shall also include an interest component on each deferred monthly annuity payment at the rate of six percent (6%) per annum for the period between the date that monthly annuity payment would have otherwise become due and payable to Green or his spouse in the absence of Chiron's payment election hereunder and the actual date of payment.

7.    Construction of Effectiveness.

        a.    Construction.    The headings and subheadings of this Agreement are inserted for convenience of reference only and are not to be considered in the construction of this Agreement. Unless the context clearly indicates otherwise, words used in the singular shall include the plural, the plural may be read as the singular, and the masculine shall include the feminine.

        b.    Governing Law.    This Agreement shall be construed, administered, and governed in all respects in accordance with the laws of the State of California except to the extent preempted by federal law.

        c.    Severability.    If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue to be fully effective.

        d.    Entire Agreement; Amendment.    This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter. No amendment, modification, or waiver of any provision of this Agreement, nor consent to any departure herefrom, shall be effective unless in writing and signed by both parties.

        e.    Nonassignability.    Neither Green nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof. No part of the amounts payable shall, prior to the actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by Green or any other person nor be transferable by operation of law in the event of any person's bankruptcy or insolvency.

        f.    Binding Effect.    The terms and provisions of this Agreement shall be binding on and inure to the benefit of Green and Chiron and the successors and assigns of each.

        g.    ERISA Exemptions.    The parties intend that this Agreement be exempt from Part 4 of Title I of ERISA by virtue of Section 401(a)(1) of ERISA.

8.    Other Provisions.

        a.    Administration.    Any election, designation, or other communication by Green to Chiron hereunder shall be given to the Chief Financial Officer of Chiron.

        b.    Exercise of Rights.    After the death of Green any rights or elections hereunder shall be exercisable by his Spouse or, if there is no Spouse, by his executor or other duly appointed personal representative.

        c.    No Right to Employment.    Nothing in this Agreement shall give to Green the right to be retained in the employ of Chiron nor any rights or interest in the benefits provided hereunder other than as herein specifically provided.

        d.    Discharge of Claims.    Any payment to Green, his Spouse, any beneficiary, or the legal representative of any person, in accordance with the terms of this Agreement, shall to the extent thereof be in full satisfaction of all claims such person may have against Chiron hereunder. Chiron may require such payee, as a condition to such payment, to execute a receipt and release therefor in such form as shall be determined by Chiron.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CHIRON CORPORATION
By:	/s/ Howard Pien Howard H. Pien
Title:	President and Chief Executive Officer
/s/ William G. Green WILLIAM G. GREEN

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  Exhibit 10.627
SUPPLEMENTAL PENSION AGREEMENT